Exhibit 10.2
Assignment and Assumption of Liabilities Agreement, dated February 27, 2015 between Simmons First National Corporation and Community First Bancshares, Inc.

ASSIGNMENT AND ASSUMPTION
OF LIABILITIES AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION OF LIABILITIES AGREEMENT (the "Agreement") is made and entered into this 27th day of February, 2015, by and between SIMMONS FIRST NATIONAL CORPORATION, an Arkansas corporation ("Assignee"), and COMMUNITY FIRST BANCSHARES, INC., a Tennessee corporation ("Assignor") and is as follows:

RECITALS

WHEREAS, Assignee entered into an Agreement and Plan of Merger (the "Merger") with Assignor dated May 6, 2014, by which Assignor would be merged with and into Assignee;

WHEREAS, Assignor is a participant in the Department of the Treasury’s ("Treasury") Small Business Lending Fund ("SBLF");

WHEREAS, as part of Assignor’s participation in the SBLF, it entered into a Securities Purchase Agreement, dated August 18, 2011 (the "2011 SPA") with the Treasury;

WHEREAS, as part of Assignor's participation in the SBLF, it issued 30,852 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series C, with a liquidation value of $1,000 per share to the Treasury ("Assignor Preferred Shares") in exchange for $30,852,000 in SBLF funds;

WHEREAS, in connection with the Merger, Assignee has agreed to issue 30,852 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series A, with a par value of $0.01 and liquidation value of $1,000 per share having the same rights, preferences, privileges, and voting powers and limitations and restrictions as the rights, privileges, and voting powers and limitations  and restrictions as the Assignor Preferred Shares ("Assignee Preferred Shares") and to exchange the Assignor Preferred Shares with the Treasury;

WHEREAS, effective as of the effective date of the Merger (the “Effective Date”), Assignee shall assume all rights and obligations of the Assignor in and to the 2011 SPA and all other obligations of Assignor as participant in the SBLF all in accordance with Section 5.8 of the 2011 SPA;

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration paid, the receipt and sufficiency of which is acknowledged, Assignor and Assignee agree as follows:

1.           Incorporation of Recitals.  The recitals above are not mere statements of fact but are contractual in nature and are incorporated herein by this reference.

2.           The Assignment.  Assignor does absolutely and irrevocably SELL, TRANSFER, ASSIGN, AND DELIVER unto Assignee, its successors and assigns, all of Assignor's rights, interests, and obligations in and to the 2011 SPA and all other rights and obligations of Assignor as a participant in the SBLF (collectively, the "Assumed Liabilities").

3.           The Assumption.  Assignee assumes and accepts all duties, obligations, and liabilities under the Assumed Liabilities and all other matters first accruing from and after the Effective Date.

4.           Definitions. As of the Effective Date of the Merger, each reference to Community First Bancshares, Inc. in the 2011 SPA shall mean the Assignee and each reference to the Preferred Shares shall mean the Assignee Preferred Shares issued to the Secretary of the Treasury at the Effective Date.  Notwithstanding the Effective Date all references in the 2011 SPA to the “Closing Date” shall continue to mean August 18, 2011.

5.           Representations and Warranties.  Each of the Assignee and Assignor represents and warrants to the other that each party has all necessary power and authority to execute, deliver and perform this Agreement and carry out its obligations hereunder. The Assignee represents and warrants to Treasury that the representations and warranties of the Assignee set forth in the updated Disclosure Schedule attached hereto, are true and correct as of the Effective Date.  The Assignee further represents and warrants to Treasury that, as of the Effective Date, the Assignee's, and its consolidated subsidiaries', financial information contained in Assignee's annual reports for the last three completed fiscal years, as filed with the Securities and Exchange Commission, are true and correct, and there are no undisclosed liabilities, except for (a) liabilities that have arisen since the last fiscal year end in the ordinary and usual course of business and consistent with past practice and (b) liabilities that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

6.           Governing Law. This Agreement shall be governed by and construed in accordance with the federal law of the United States if and to the extent such law is applicable, and otherwise in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

7.           Successors. This Agreement will apply to, and be binding in all respects upon, and inure to the benefit of the successors and assigns of the parties.

8.           Binding Effect. The 2011 SPA as so amended shall remain in full force and effect and be binding upon the parties thereto and hereto until further amended in accordance with its terms.

IN WITNESS WHEREOF, Assignor and Assignee have caused this instrument to be executed as of the date first above written.

ASSIGNOR:

SIMMONS FIRST NATIONAL CORPORATION

By:	/s/ George A. Makris, Jr.
Name:	George A. Makris, Jr.
Title:	Chairman and CEO

ASSIGNEE:

COMMUNITY FIRST BANCSHARES, INC.

By:	/s/ John C. Clark
Name:	John C. Clark
Title:	President and CEO

AGREED AND ACCEPTED:

THE SECRETARY OF THE TREASURY

By:	/s/ Jessica A. Milano
Name:	Jessica A. Milano
Title:	Deputy Assistant Secretary